Rule 424(b)(2)
	Registration Nos. 333-14791
	NASD File No. 961029005
                                  Cusip No:  52517PLG4

PRICING SUPPLEMENT NO. 262
Dated August 26, 1997, to Prospectus
Supplement dated August 11, 1997
and Prospectus dated August 11, 1997

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: 2 yr. CMT
Commission: .35%                            Telerate pg 7051
	           posted on 8/28/97
Interest Rate Basis:
( ) Treasury Rate	 Original Issue Date: 9/2/97
( ) LIBOR 	 Maturity Date:       9/5/00
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
(X) 2 yr CMT 	 Spread (+ -) +.20%

Index Maturity: Quarterly

Interest Payment Period:	 Quarterly

Interest Reset Period:	Quarterly

Interest Reset Dates:	Same as coupon payment dates.

Interest Determination Dates: Two NY business days prior to interest reset dates.

Interest Payment Dates: 	Every 3/5; 6/5; 9/5 and 12/5.

The aggregate principal amount of this offering is $10,000,000 and relates only to Pricing Supplement No. 262. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $10,267,500,000 and, to date, including this offering, an aggregate of $9,257,325,000 Medium-Term Notes, Series E has been issued and $5,515,890,000 are outstanding.